EXHIBIT 10.59

PROMISSORY NOTE

$913,147.17	Henderson, Nevada

FOR VALUE RECEIVED, Blue Earth, Inc. (hereinafter referred to as "Maker"), promises to pay to the order of Laird Q. Cagan (hereinafter referred to as "Holder"), 20400 Stevens Creek Blvd. Suite 700 Cupertino, CA 95014, or at such other address as Holder may designate in writing, the principal sum of Nine Hundred and Thirteen Thousand One Hundred Forty Seven Dollars and Seventeen Cents ($913,147.17) until paid, at the rate of twelve percent (12%) per annum.

The principal amount of the note shall be due and payable on or before, On Demand.

Should the amount owing on this note not be paid when due, the entire unpaid principal sum evidenced by this Note will, without notice to the Maker, become due and payable.

Maker hereby waives presentment of payment, protect and demand, notice to protest, demand and dishonor and nonpayment of this Note, and consents that the holder may extend the time of payment or otherwise modify the terms of payment or any part or whole of the indebtedness evidenced by this Note as the request of any other person liable hereon, and consent shall not alter nor diminish the liability of any party hereunder.

Maker may repay the indebtedness evidenced hereby in whole or in part from time to time without premium or penalty.

As used herein, Holder shall include any subsequent holder of this Note. Maker shall have no right to assign this Note without the consent of Holder, and in no event shall any assignment of this Note by Maker act to release maker from any obligation hereunder unless such release is evidenced in writing by Holder.

This Note shall be governed by the laws of the State of Nevada.

Witness the hand of the undersigned this 22nd day of February 2013

Blue Earth, Inc.

/s/ Johnny R. Thomas/CEO

BY: Johnny R. Thomas/CEO